Exhibit 99.1

Allied Capital Announces Amendments to
Revolving Credit Facility and Private Notes

Washington, DC – December 31, 2008 – Allied Capital (NYSE: ALD) announced today that it has amended certain terms under its revolving credit facility for which Bank of America serves as lead agent and amended certain terms of its outstanding private notes.

The amendments to the revolving credit facility and the private notes reduce Allied Capital’s capital maintenance covenant to the greater of $1,500,000,000 and 85% of consolidated adjusted debt, and reduce Allied Capital’s interest charges coverage ratio covenant, determined as of the last day of each fiscal quarter for the period of four consecutive fiscal quarters ending on such day, to 1.4 to 1 for the fiscal quarter ending December 31, 2008 and each fiscal quarter thereafter to and including the fiscal quarter ending December 31, 2009, to 1.6 to 1 for the fiscal quarter ending March 31, 2010 and each fiscal quarter thereafter to and including the fiscal quarter ending December 31, 2010 and to 1.7 to 1 for the fiscal quarter ending March 31, 2011 and each fiscal quarter thereafter. Allied Capital remains subject to a minimum 200% asset coverage ratio pursuant to both the revolving credit facility and the private notes.

The amendments add new covenants that require Allied Capital to grant to the private noteholders and the revolving credit facility lenders a first priority lien on substantially all of its assets no later than January 30, 2009 (subject to extension), and to maintain a ratio of consolidated total adjusted assets to secured debt of not less than 2.25 to 1.  Also, prior to December 31, 2010, Allied Capital will be (i) required to limit the payment of dividends to a maximum of $0.20 per share per fiscal quarter (or such greater amount required for Allied Capital to maintain its regulated investment company status), and (ii) restricted from purchasing, redeeming or retiring any shares of its capital stock or any warrants, rights or options to purchase or acquire any shares of its capital stock for an aggregate consideration in excess of $60,000,000. In addition, under the amendments, Allied Capital may not prepay, redeem, purchase or otherwise acquire any of its currently outstanding public notes prior to their stated maturity. The amendments also make certain other modifications to the revolving credit facility and the private notes.

The amendments increase the rate of interest borne by the private notes by 100 basis points, and increase the applicable spread on any borrowings made and fee on any letters of credit issued pursuant to the revolving credit facility by 100 basis points.  In addition, these amendments required a 50 basis point amendment fee.

The revolving credit facility and the private notes continue to provide for customary events of default, including, but not limited to, payment defaults, breach of representations or covenants, cross-defaults, bankruptcy events, failure to pay judgments, change of control and the issuance of an order of dissolution. Certain of these events of default are subject to notice and cure periods or materiality thresholds. The revolving credit facility and the private notes also continue to limit Allied Capital’s ability to declare dividends if it defaults under certain provisions.

About Allied Capital

Allied Capital (NYSE: ALD) is a leading business development company (BDC) in the U.S. that invests long-term debt and equity capital in middle market businesses nationwide. Founded in 1958 and operating as a public company since 1960, Allied Capital has been investing in the U.S. entrepreneurial economy for 50 years. With $4.6 billion in total balance sheet assets at September 30, 2008, Allied Capital has a diverse portfolio of investments in 117 companies across a variety of industries. These companies generate aggregate revenues of over $13 billion and employ more than 100,000 people. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

Forward-Looking Statements

The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission. This press release should be read in conjunction with the company’s recent SEC filings.

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